FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-23

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated March 6, 2018, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated March 6, 2018)

$629,633,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2018-C43
(Central Index Key Number 0001729832)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC

(Central Index Key Number 0000312070)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

BSPRT Finance, LLC

(Central Index Key Number 0001722518)

C-III Commercial Mortgage LLC

(Central Index Key Number 0001541214)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C43

This is a supplement (“Supplement”) to the prospectus dated March 6, 2018 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

1.            Brookstone Crossing Mortgage Loan.

The following paragraph is hereby inserted after the first bullet point on page 182 of the Preliminary Prospectus:

•        With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Brookstone Crossing, representing approximately 2.1% of the Initial Pool Balance, the related borrower is a Georgia limited liability company, in which (i) the Galil Investment Consortium Trust holds an approximately 55.75% controlling direct or indirect ownership interest and (ii) approximately 23 investors hold non-controlling direct ownership interests.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager

The date of this Supplement is March 7, 2018